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                                                                    EXHIBIT 21.1

                        Subsidiaries of the Registrant

          The Company currently has three subsidiaries:

 .    3-Dimensional Pharmaceuticals GMBH, incorporated in Germany;

 .    3DP Investments, Inc., incorporated in Delaware; and

 .    3DP Technologies, Inc., incorporated in Delaware.